Exhibit 99.m(1)

                    AMENDMENT NO. 1 TO THE DISTRIBUTION PLAN
                       OF THE NOAH INVESTMENT GROUP, INC.

     This Amendment No. 1 to the Distribution Plan (the "Amendment") is made by The Noah Investment Group, Inc. (the "Company"), formerly known as the Polestar Investment Group, Inc., and amends and supplements the Distribution Plan dated January 9, 1998 (the "Plan").

I. The first paragraph of the Agreement is amended to reflect the approval of the Board of Directors of the Company to change the name of the "Noah Fund" series to the "NOAH FUND Large-Cap Growth Portfolio - Class A." The first paragraph of the Agreement is therefore replaced in its entirety with the following:

     This plan (the "Plan") is the distribution plan of The Noah Investment Group, Inc. with respect to the NOAH FUND Large-Cap Growth Portfolio - Class A (the "Fund").

II. All other references to the Noah Fund in the Plan shall hereby be references to NOAH FUND Large-Cap Growth Portfolio - Class A.

     The Company has caused this Amendment to be accepted by the signature of its duly authorized officer below and this Amendment is effective as of August 16, 2002.


                         THE NOAH INVESTMENT GROUP, INC.


                         By:__________________________
                         Name:
                         Title:

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